Exhibit 99.1

Aphton Reports on Financial Matters

Miami, FL— February 24, 2004— Aphton Corporation (Nasdaq: APHT) today reported that it would reclassify certain items on its balance sheet to reflect a recalculation of the value of the beneficial conversion feature (BCF) attributable to the Company’s issuance of $20.0 million convertible debentures. This reclassification is a non-cash event and has no impact on the amount owed to the holders of the convertible notes or the due date of the notes. It has no impact on the Company’s cash position or burn rate. The Company previously recorded a discount to the convertible notes, and a corresponding entry to net shareholders’ equity, in accordance with the Emerging Issues Task Force (EITF) No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.” The beneficial conversion feature represents the nondetachable conversion feature that is in-the-money at the commitment date, and is valued by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital.

The amount of the recalculation is being finalized. However the Company expects that as of December 31, 2003, the value of the discount assigned to the convertible debenture will decrease by an amount of approximately $3.8 million to $4.2 million. Assuming a decrease of $4 million, the value of the discount would change from $16 million, as previously reported, to $12 million, and consequently the carrying value of the convertible debentures reflected on the Company’s balance sheet would be equally adjusted up from $7 million, as previously reported, to $11 million. After the Company has made corresponding adjustments, as of December 31, 2003, Total Stockholders Equity would be $0. Under these assumptions, amortization expense related to the discount, and correspondingly the Company’s net loss for the year ended December 31, 2003 would be reduced by $2 million as compared to amounts previously reported by the Company.

In connection with these adjustments, the Company will file promptly amended Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003 and September 30, 2003. For more information regarding the convertible notes, investors are referred to the Company’s amended Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003 and September 30, 2003.

Aphton Corporation is a biopharmaceutical company developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. Aphton has strategic alliances with Aventis Pasteur for treating gastrointestinal system and other cancers with G17DT in North America and Europe; GlaxoSmithKline for reproductive system cancer and non-cancer diseases worldwide.

This news release contains forward-looking statements including (i) the Company’s intent to reclassify certain items in its financial statements for the periods ended June 30, 2003 and September 30, 2003 in amended Form 10-Qs; and (ii) the amount, details and impact of the reclassification. A number of risks and uncertainties could cause actual events to differ from the Company’s expectations indicated by these forward-looking statements. These risks include that the reclassification is subject to year-end adjustments and other risks addressed in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s Form S-3 filed on December 24, 2003.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.